CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Innovative Card Technologies, Inc. and subsidiaries (collectively, the "Company") of our report dated March 31, 2008 and April 2, 2007 relating to our audits of the consolidated financial statements, which appear in the Annual Reports on Form 10-KSB of Innovative Card Technologies, Inc. for the years ended December 31, 2007 and 2006.

Our report dated March 31, 2008 related to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
May 27, 2008